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                                                                    Exhibit 99.1








FOR IMMEDIATE RELEASE

Contact: Edward Cornell
         Executive V.P. & Chief Financial Officer
         Mazel Stores, Inc.
         (440) 248-5200

                      MAZEL STORES SELLS WHOLESALE DIVISION
                      -   $22.3 Million Cash Proceeds
                      -   Strategic Repositioning Completed
                      -   Amended $30 Million Credit Facility - No Term Debt

Cleveland, Ohio (February 12, 2002) - Mazel Stores, Inc. (NASDAQ: MAZL), announced today the sale of the Company's Wholesale Division to MZ Wholesale Acquisition, LLC, a newly formed entity that includes Mazel's former Chairman and Chief Executive Officer, Reuven Dessler. MZ Wholesale purchased the division for $22.3 million in cash, subject to a post-closing adjustment based on the Division's audited net worth as of the closing date. The Board of Directors approved the sale based on the recommendation of a Special Board Committee and a fairness opinion from Johnson Rice & Company LLC, its investment banker.

Peter Hayes, Chief Executive Officer of Mazel, commented, "With the termination of VCM, Ltd. on February 1, 2002 and the divestiture of our Wholesale Division today, we have completed our strategic repositioning to a major regional closeout retailer. Mazel currently has 76 stores operating under the names "Odd Job," "Odd Job Trading" and "Mazel's" in eight Mid-Atlantic and Midwestern states. The two transactions resulted in the receipt by Mazel of approximately $35 million in cash proceeds, which was utilized to completely pay off the Company's indebtedness and leaves the Company with a cash balance of approximately $10 million.

Edward Cornell, Executive Vice President and Chief Financial Officer, added, "As a result of this transaction, we have amended our credit facility with IBJ Whitehall Retail Finance, a division of New York based IBJ Whitehall Financial Group. The amended agreement provides for a $30 million revolving credit facility that will expire in August 2003. Our net interest expense has been substantially reduced as a result of paying off our indebtedness, including $9 million of high-cost term loans, and our current $10 million net cash position. The Company currently anticipates the use of its credit facility to cover seasonal and potentially large opportunistic inventory purchases. We are pleased with our amended credit facility and are confident that we have a capital structure which will enable us to accomplish our short and long-term objectives."

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Peter Hayes continued, "We are now able to focus exclusively on enhancing the growth and profitability of our retail stores, and we will also be able to do so from a position of financial strength. We are optimistic that we will significantly improve our retail performance in the future, and believe the steps we have initiated will benefit our shareholders, customers and associates."

Edward Cornell concluded, "As a result of the sale of the Wholesale Division, the Company will record a one time pre-tax charge estimated to be $5 million in the fourth quarter of fiscal 2001 to cover costs associated with severance and other sale related expenses. A $1 million after-tax charge will also be recorded in the fourth quarter relating to costs associated with the Company's prepayment of term debt and changes to its credit facility."

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, (i) the Company's execution of a plan to restore its retail stores to profitability and the profitability of its wholesale division; (ii) the ability to purchase sufficient quality closeout and other merchandise at acceptable terms; and (iii) the ability of the Company to attract and retain qualified management and store personnel. Please refer to the Company's SEC filings for further information

Company information is available on the Internet at www.mazelstores.com.